Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) dated April 27, 2016 pertaining to the EarthLink Holdings Corp. 2016 Equity and Cash Incentive Plan of EarthLink Holdings Corp. of our reports dated February 19, 2016, with respect to the consolidated financial statements of EarthLink Holdings Corp. and the effectiveness of internal control over financial reporting of EarthLink Holdings Corp. included in its Annual Report (Form 10-K) for the year ended December 31, 2015, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Atlanta, Georgia

April 27, 2016